CONTINUATION SHEET TO FORM 4

Name and Address of Reporting Person:	Amalgamated Gadget, L.P. 301 Commerce Street, Suite 2975 Fort Worth, Texas 76102

Issuer Name and Ticker or Trading Symbol:	Centillium Communications, Inc. (CTLM)
Date of Event Requiring Statement:	June 3, 2003

Other Reporting Person:	Signature of Reporting Person:
Scepter Holdings, Inc. (2) 301 Commerce Street, Suite 2975 Fort Worth, Texas 76102 Geoffrey P. Raynor (2) 301 Commerce Street, Suite 2975 Fort Worth, Texas 76102	SCEPTER HOLDINGS, INC. By: /s/ William Holloway William Holloway, Authorized Signatory /s/ Geoffrey P. Raynor Geoffrey P. Raynor

Explanation of Responses:

(1) All securities reported herein as being owned by Amalgamated Gadget, L.P. ("Amalgamated"), were purchased by Amalgamated for and on behalf of R2 Investments, LDC ("R2"), pursuant to an Investment Management Agreement. Pursuant to such Agreement, Amalgamated has sole voting and dispositive power of such shares and R2 has no beneficial ownership of such shares. This filing shall not be deemed an admission that Amalgamated is the beneficial owner of such shares for purposes of Section 16 of the Securities Exchange Act of 1934 (the "Act").

(2) Scepter Holdings, Inc. ("Scepter") is the general partner of Amalgamated, which is the holder of the securities reported herein. Geoffrey P. Raynor ("Raynor") is the sole shareholder of Scepter. Pursuant to Rule 16a-1(a)(2)(ii)(B) under the Act, each of Scepter and Raynor is deemed to be the beneficial owner of any securities beneficially owned by Amalgamated only to the extent of the greater of his or its respective direct or indirect interest in the profits or capital account of Amalgamated.